FOR RELEASE ON OR AFTER: June 5, 2014

CONTACT:

John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

REGAL BELOIT CORPORATION ANNOUNCES ADDITIONAL PLANT RESTRUCTURING

June 5, 2014 (Beloit, WI): Regal Beloit Corporation (NYSE:RBC) has informed employees at its Mt. Sterling and Winchester, Kentucky locations of its decision to cease operations at both facilities. The products and processes located at these facilities will be transferred to other Regal and non-Regal facilities. This will affect approximately 200 employees.
Regal has multiple manufacturing facilities that make various component parts and motors. Regal believes that consolidating these operations will enable it to remain globally competitive, reduce variation between its manufacturing facilities and improve cycle times. The decision to close these facilities is not a reflection on the efforts of Regal employees.
Regal will be meeting with the union to discuss the impact of this decision in compliance with the National Labor Relations Act. It is the Company’s intention to provide a comprehensive benefits package for eligible employees affected by the plant closures.
Regal’s goal will be to help affected employees make a successful transition from their jobs to other work within Regal Beloit Corporation or in the community.

Please direct inquiries to:     John Perino, VP Investor Relations
Ph: 608-361-7501
Email: john.perino@regalbeloit.com

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8808 • Fax: 608-364-8818
Website: www.regalbeloit.com